THIRD AMENDMENT TO SUBORDINATED LOAN AGREEMENT

This THIRD AMENDMENT TO SUBORDINATED LOAN AGREEMENT(this “Third Amendment”) dated as of December 20, 2012 made by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Holding Company”), COMBAT TRAINING SOLUTIONS, INC., a Colorado corporation (“CTS”), CYALUME REALTY, INC., a Delaware corporation (“Realty”), CYALUME SPECIALTY PRODUCTS, INC., a Delaware corporation (“Specialty”), GRANITE CREEK FLEXCAP I, L.P., a Delaware limited partnership ("GCF"), and PATRIOT CAPITAL II, L.P., a Delaware limited partnership ("Patriot" and, together with GCF, the "Subordinated Lenders"), and GRANITE CREEK PARTNERS AGENT, L.L.C., a Delaware limited liability company, as agent ("Granite Agent").

Background

The Borrower, the Holding Company, the lenders party thereto and the Granite Agent entered into an that certain Subordinated Loan Agreement dated as of July 29, 2010 which was amended by that certain First Amendment to Subordinated Loan Agreement and Limited Consent and Joinder dated as of January 20, 2012 which was amended by that certain Second Amendment to Subordinated Loan Agreement dated as of March 30, 2012 (as further amended, modified or supplemented to the date hereof, the “Existing Subordinated Loan Agreement”).

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company, CTS, Realty and Specialty and the Granite Agent and Subordinated Lenders hereby agree as follows:

1.          Amendment. Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 2 below, the Existing Subordinated Loan Agreement shall be amended as follows:

(A)         Section 1.1 “Definitions” contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the definitions of “Adjusted EBITDA” and “EBITDA” therein contained and inserting the following in lieu thereof:

“Adjusted EBITDA”: With respect to any period, an amount equal to EBITDA for such period plus to the extent accounted for in EBITDA and without duplication, the sum of (i) Acquired EBITDA and (ii) Lender Approved Add-Backs.

“EBITDA”: With respect to any period, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent accounted for in Consolidated Net Income during such period and without duplication the sum of: (i) depreciation and amortization, (ii) Consolidated Total Interest Expense for such period, (iii) non-cash expenses, (iv) income tax expense, (v) non-cash stock or compensation expense to the extent deducted from Consolidated Net Income and (vi) losses incurred in foreign currency transactions, minus the sum of: (a) interest and dividend income during such period, (b) gain on the sale of assets other than the sale of inventory in the ordinary course of business during such period, (c) extraordinary gains during such period, (d) any non-cash components of income during such period, and (e) gains received in foreign currency transactions.

(B)         Section 1.1 “Definitions” contained in the Existing Subordinated Loan Agreement is hereby amended by adding the following definitions:

“Lender Approved Add-Backs”: The sum of the following to the extent incurred: (i) expenses in connection with Permitted Acquisitions not to exceed $200,000 in the aggregate during the term of this Agreement, (ii) non-cash goodwill impairment charges not to exceed [$47,500,000] in the aggregate during the term of this Agreement, (iii) non-cash inventory write-downs not to exceed $600,000 in the aggregate during the term of this Agreement, (iv) cash severance costs not to exceed $500,000 in the aggregate during the term of this Agreement and (v) non-cash equipment write-offs not to exceed $300,000 in the aggregate during the term of this Agreement.

(C)         Section 11.4. “Restricted Payments”, contained in the Existing Subordinated Agreement is hereby amended by deleting clause (i) therein contained and inserting the following in lieu thereof.

(i)          provided, that: the Borrower may make a Distribution to the Holding Company to allow the Holding Company to make a payment of the Management Fee under the Management Agreement in the amount of such Management Fees, so long as upon such payments: (x) the aggregate amount of all of such payments made pursuant to this clause (i) shall not exceed $21,000 in any calendar month, $10,500 of which may be paid in cash and $10,500 of which shall accrue pursuant to the terms of the Management Agreement, (y) both at the time of and after giving effect to each such payment no Default or Event of Default shall have occurred and be continuing or would be caused if such payment were made, and (z) both at the time of and after giving effect to each such payment, the Borrower is in compliance with the financial covenants set forth in Article 12; provided, however any cash portion of the Management Fee or Consulting Fee not paid due to clause (y) or (z) above shall accrue and regularly scheduled cash payments may resume when such Default or Event of Default is cured or waived and the Borrower is in compliance with the financial covenants set forth in Article 12, provided, further, however notwithstanding clause (x) above, any accrued amounts of the Management Fee shall be permitted to be paid in cash or Shares pursuant to the terms of the Management Agreement and for so long as the Borrower is in compliance with clauses (y) and (z) above.

(D)         Section 12.1 “Coverage Ratios” contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.1         Coverage Ratios.

(a)          Fixed Charge Ratio. As of the last day of the fiscal year ending December 31, 2012, the Fixed Charge Coverage Ratio for such fiscal year shall not be less than .87:1.00, and as of the last day of the fiscal year ending December 31, 2013 and for each fiscal year thereafter, the Fixed Charge Coverage Ratio for such fiscal year shall not be less than .96:1.00.

(b)          Total Debt Service Coverage Ratio. As of the last day of the fiscal quarter ending September 30, 2012, the Total Debt Service Coverage Ratio shall not be less than .87:1.00, as of the last day of the fiscal quarters ending December 31, 2012 and March 31, 2013, the Total Debt Service Coverage Ratio shall not be less than .87:1.00, as of the last day of the fiscal quarters ended June 30, 2013 and September 30, 2013, the Total Debt Service Coverage Ratio shall not be less than .96:1.00, and as of the last day of the fiscal quarter ending December 31, 2013 and for each fiscal quarter thereafter, the Total Debt Service Coverage Ratio shall not be less than .96:1.00 .

(E)         Section 12.2 “Leverage Ratio” contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.2         Leverage Ratio.

(a)          At any time during the periods set forth below, the Senior Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

December 31, 2012 through and including June 30, 2013	2.59:1.00

September 30, 2013, and each fiscal quarter thereafter	2.30:1.00

(b)          At any time during the periods set forth below, the Total Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

September 30, 2012	4.60:1.00

December 31, 2012 through and including March 31, 2013	4.60:1.00

June 30, 2013	4.03:1.00

September 30, 2013	3.74:1.00

December 31, 2013, and each fiscal quarter thereafter	3.45:1.00

2.          Conditions Precedent. The provisions of this Third Amendment shall be effective as of the date on which all of the following conditions shall be satisfied:

(a)          the Borrower shall have delivered to the Granite Agent a fully executed counterpart of this Third Amendment;

(b)          the Borrower shall have paid all costs and expenses owing to the Granite Agent and its counsel on or before the date hereof;

(c)          the Granite Agent and the Subordinated Lenders shall have indicated their consent and agreement by executing this Third Amendment;

(d)          the Borrower, the Holding Company, CTS, Specialty and Realty shall have delivered certified copies of the resolutions of its Board of Directors approving the execution, delivery and performance of this Third Amendment and the actions contemplated herein, in form and substance satisfactory to the Granite Agent;

(e)          after giving effect to this Third Amendment, no Default or Event of Default shall have occurred or be continuing;

(f)          the Borrower shall have paid the Subordinated Lenders amendment fees in the aggregate of One Hundred Thirty Thousand Dollars ($130,000), as directed by the Granite Agent, to compensate the Subordinated Lenders for entering into this Third Amendment, which amount, when paid, is not subject to refund or rebate and will be fully earned upon the Granite Agent and the Subordinated Lenders executing this Third Amendment;

(g)          the Granite Agent shall have received fully executed copies of the Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated December 2012 among Borrower, Holding Company, CTS, Realty, Specialty, and TD Bank, NA; and

(h)          the Granite Agent shall have received a fully executed copy of the Amendment No. 2 to Management Agreement dated as of October 1, 2012 between Holding Company and Selway Capital, LLC (the "Second Amendment to Management Agreement"), and the Second Amendment to Management Agreement shall be in full force and effect and there shall not have been any further amendments or modifications to the Management Agreement.

3.          Miscellaneous.

(a)          Ratification. The terms and provisions set forth in this Third Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Subordinated Loan Agreement and except as expressly modified and superseded by this Third Amendment, the terms and provisions of the Existing Subordinated Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Granite Agent agree that the Existing Subordinated Loan Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Third Amendment, the Existing Subordinated Loan Agreement (as unmodified by this Third Amendment) shall control. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Granite Agent under the Existing Subordinated Loan Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Existing Subordinated Loan Agreement and the other Loan Documents.

(b)          Representations and Warranties. The Borrower hereby represents and warrants to the Granite Agent that the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. The Borrower further represents and warrants to the Granite Agent that the execution, delivery and performance by the Borrower of this Third Amendment (i) are within the Borrower’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower’s certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority in any material respect; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Granite Agent; (vii) do not require the consent or approval of any Governmental Authority. All representations and warranties made in this Third Amendment shall survive the execution and delivery of this Third Amendment, and no investigation by the Granite Agent shall affect the representations and warranties or the right of the Granite Agent to rely upon them.

(c)          Release. In addition, to induce the Granite Agent and Subordinated Lenders to agree to the terms of this Third Amendment, the Borrower represents and warrants that as of the date of its execution of this Third Amendment there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Loan Documents and in accordance therewith it:

(i)          Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this Third Amendment and

(ii)         Releases and discharges the Granite Agent, the Subordinated Lenders and their respective officers, directors, employees, agents and affiliates (collectively the “released parties”) from any and all liabilities, claims, causes of action, in law or equity, which the Borrower or any Guarantor may have against any released party arising prior to the date hereof in connection with the Loan Documents or the transactions contemplated thereby.

(d)          Reference to Agreement. Each of the Loan Documents, including the Existing Subordinated Loan Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Existing Subordinated Loan Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Existing Subordinated Loan Agreement shall mean a reference to the Existing Subordinated Loan Agreement as amended hereby.

(e)          Expenses of the Granite Agent. As provided in the Existing Subordinated Loan Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Granite Agent in connection with the preparation, negotiation, and execution of this Third Amendment, including without limitation, the reasonable costs and fees of the Granite Agent’s legal counsel.

(f)          Severability. Any provision of this Third Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Third Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(g)          Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois and the applicable laws of the United States of America.

(h)          Successors and Assigns. This Third Amendment is binding upon and shall inure to the benefit of the Granite Agent, the Subordinated Lenders, the Holding Company and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Granite Agent.

(i)          Counterparts. This Third Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(j)          Effect of Waiver. No consent or waiver, express or implied, by the Granite Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

(k)          Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(l)          Entire Agreement. This Third Amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Amendment. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

BORROWER

CYALUME TECHNOLOGIES, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

SUBSIDIARIES

COMBAT TRAINING SOLUTIONS, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

CYALUME SPECIALTY PRODUCTS, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

CYALUME REALTY, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

HOLDING COMPANY

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer

GRANITE AGENT

GRANITE CREEK PARTNERS AGENT, L.L.C.

By:	/s/ Brian Borstein
Name: Brian Borstein
Title: Member

GRANITE CREEK FLEXCAP I, LP

By:	GRANITE CREEK GP FLEXCAP I, L.L.C., its General Partner

	By:	/s/ Brian Borstein
Name: Brian Borstein
Title: Member

PATRIOT CAPITAL II, L.P.

By:	PATRIOT PARTNERS II, LLC, its General Partner

	By:	/s/ Thomas O. Holland, Jr.
Name: Thomas O. Holland, Jr.
Title: Member